                                        NEWS RELEASE

PAR PACIFIC REPORTS FOURTH QUARTER AND 2025 RESULTS

HOUSTON, February 24, 2026 - Par Pacific Holdings, Inc. (NYSE: PARR) (“Par Pacific” or the “Company”) today reported its financial results for the fourth quarter and twelve months ended December 31, 2025.

•Net income attributable to Par Pacific stockholders of $77.7 million, or $1.53 per diluted share, for the fourth quarter and $369.4 million, or $7.16 per diluted share, for the full year
•Adjusted Net Income attributable to Par Pacific stockholders of $59.5 million, or $1.17 per diluted share, for the fourth quarter and $390.1 million, or $7.56 per diluted share, for the full year
•Adjusted EBITDA of $113.1 million for the fourth quarter and $633.5 million for the full year
•Repurchased 0.7 million shares in the fourth quarter, bringing total 2025 repurchases to 6.5 million shares at an average price of approximately $19 per share, reducing shares outstanding by 10%

Par Pacific reported Net income attributable to Par Pacific stockholders of $369.4 million, or $7.16 per diluted share, for the twelve months ended December 31, 2025, compared to a Net loss attributable to Par Pacific stockholders of $(33.3) million, or $(0.59) per diluted share, for the twelve months ended December 31, 2024. Adjusted Net Income attributable to Par Pacific stockholders for 2025 was $390.1 million, compared to $21.2 million for 2024. 2025 Adjusted EBITDA was $633.5 million, compared to $238.7 million for 2024.

Par Pacific reported Net income attributable to Par Pacific stockholders of $77.7 million, or $1.53 per diluted share, for the quarter ended December 31, 2025, compared to a Net loss attributable to Par Pacific stockholders of $(55.7) million, or $(1.01) per diluted share, for the same quarter in 2024. Fourth quarter 2025 Adjusted Net Income attributable to Par Pacific stockholders was $59.5 million, compared to an Adjusted Net Loss attributable to Par Pacific stockholders of $(43.4) million in the fourth quarter of 2024. Fourth quarter 2025 Adjusted EBITDA was $113.1 million, compared to $10.9 million in the fourth quarter of 2024. A reconciliation of reported non-GAAP financial measures to their most directly comparable GAAP financial measures can be found in the tables accompanying this news release.

“We made meaningful progress on our strategic initiatives and delivered strong 2025 financial results,” said Will Monteleone, President and Chief Executive Officer. “We successfully executed the Montana turnaround, advanced the Hawaii renewable fuels project towards startup, and reduced shares outstanding by 10%.”

Refining
The Refining segment generated operating income of $487.0 million for the year ended December 31, 2025, including a Small Refinery Exemption (“SRE”) impact of $199.5 million, compared to $17.4 million for the year ended December 31, 2024. Adjusted Gross Margin for the Refining segment in the year ended December 31, 2025 was $1.0 billion, compared to $618.3 million in the year ended December 31, 2024.

Refining segment Adjusted EBITDA for the year ended December 31, 2025 was $519.2 million, compared to $139.2 million for the year ended December 31, 2024. Full year 2025 Adjusted Gross Margin and Adjusted EBITDA for the Refining segment include a SRE impact of $202.6 million. Refining segment throughput was 188 thousand barrels per day (Mbpd) for the year ended December 31, 2025, compared to 187 Mbpd for the year ended December 31, 2024.

The Refining segment reported operating income of $89.7 million in the fourth quarter of 2025, compared to an operating loss of $(65.4) million in the fourth quarter of 2024. Adjusted Gross Margin for the Refining segment was $214.2 million in the fourth quarter of 2025, compared to $92.4 million in the fourth quarter of 2024.

Refining segment Adjusted EBITDA was $87.6 million in the fourth quarter of 2025, compared to $(22.3) million in the fourth quarter of 2024. Refining segment throughput was 191 Mbpd for the fourth quarter of 2025, compared to 188 Mbpd for the fourth quarter of 2024.

Hawaii
The Hawaii Index averaged $15.38 per barrel in the fourth quarter of 2025, compared to $5.52 per barrel in the fourth quarter of 2024. Throughput in the fourth quarter of 2025 was 87 Mbpd, compared to 83 Mbpd for the same quarter in 2024. Production costs were $4.15 per throughput barrel in the fourth quarter of 2025, compared to $4.42 per throughput barrel in the same period of 2024.

The Hawaii refinery’s Adjusted Gross Margin was $15.95 per barrel during the fourth quarter of 2025, including a net price lag impact of approximately $3.2 million, or $0.40 per barrel, compared to $7.36 per barrel during the fourth quarter of 2024.

Montana
The Montana Index averaged $11.14 per barrel in the fourth quarter of 2025, compared to $5.75 per barrel in the fourth quarter of 2024. The Montana refinery’s throughput in the fourth quarter of 2025 was 52 Mbpd, consistent with the same quarter in 2024. Production costs were $11.74 per throughput barrel in the fourth quarter of 2025, compared to $10.48 per throughput barrel in the same period of 2024.

The Montana refinery’s Adjusted Gross Margin was $8.03 per barrel during the fourth quarter of 2025, compared to $3.70 per barrel during the fourth quarter of 2024.

Washington
The Washington Index averaged $8.60 per barrel in the fourth quarter of 2025, compared to $(0.62) per barrel in the fourth quarter of 2024. The Washington refinery’s throughput was 37 Mbpd in the fourth quarter of 2025, compared to 39 Mbpd in the fourth quarter of 2024. Production costs were $4.57 per throughput barrel in the fourth quarter of 2025, compared to $4.34 per throughput barrel in the same period of 2024.

The Washington refinery’s Adjusted Gross Margin was $8.32 per barrel during the fourth quarter of 2025, compared to $1.05 per barrel during the fourth quarter of 2024.

Wyoming
The Wyoming Index averaged $18.31 per barrel in the fourth quarter of 2025, compared to $13.36 per barrel in the fourth quarter of 2024. The Wyoming refinery’s throughput was 14 Mbpd in the fourth quarter of 2025, consistent with the fourth quarter of 2024. Production costs were $13.27 per throughput barrel in the fourth quarter of 2025, compared to $11.49 per throughput barrel in the same period of 2024.

The Wyoming refinery's Adjusted Gross Margin was $10.41 per barrel during the fourth quarter of 2025, including a FIFO impact of approximately $(3.3) million, or $(2.49) per barrel, compared to $11.11 per barrel during the fourth quarter of 2024.

Retail
The Retail segment reported operating income of $74.7 million for the twelve months ended December 31, 2025, compared to $64.8 million in the twelve months ended December 31, 2024. Adjusted Gross Margin for the Retail segment was $170.4 million for the twelve months ended December 31, 2025, compared to $164.7 million in the twelve months ended December 31, 2024.

For the twelve months ended December 31, 2025, Retail segment Adjusted EBITDA was $85.9 million, compared to $76.0 million for the twelve months ended December 31, 2024. For the twelve months ended December 31, 2025, the Retail segment reported fuel sales volumes of 122.8 million gallons, compared to 121.5 million gallons for the twelve months ended December 31, 2024. 2025 same store fuel volumes and inside sales revenue increased by 1.6% and 1.5%, respectively, compared to 2024.

The Retail segment reported operating income of $18.9 million in the fourth quarter of 2025, compared to $19.5 million in the fourth quarter of 2024. Adjusted Gross Margin for the Retail segment was $43.6 million in the fourth quarter of 2025, compared to $43.4 million in the same quarter of 2024.

Retail segment Adjusted EBITDA was $22.0 million in the fourth quarter of 2025, compared to $22.2 million in the fourth quarter of 2024. The Retail segment reported fuel sales volumes of 30.8 million gallons in the fourth quarter of 2025, compared to 30.3 million gallons in the same quarter of 2024. Fourth quarter 2025 same store fuel volumes and inside sales revenue increased by 2.2% and 0.2%, respectively, compared to the fourth quarter of 2024.

Logistics
The Logistics segment generated operating income of $97.6 million for the twelve months ended December 31, 2025, compared to $89.4 million for the twelve months ended December 31, 2024. Adjusted Gross Margin for the Logistics segment was $147.6 million for the twelve months ended December 31, 2025, compared to $135.8 million for the twelve months ended December 31, 2024.

Adjusted EBITDA for the Logistics segment was $126.3 million for the twelve months ended December 31, 2025, compared to $120.2 million for the twelve months ended December 31, 2024.

The Logistics segment reported operating income of $21.7 million in the fourth quarter of 2025, compared to $24.8 million in the fourth quarter of 2024. Adjusted Gross Margin for the Logistics segment was $36.2 million in the fourth quarter of 2025, compared to $36.8 million in the same quarter of 2024.

Logistics segment Adjusted EBITDA was $29.6 million in the fourth quarter of 2025, compared to $33.0 million in the fourth quarter of 2024.

Liquidity
Net cash provided by operations totaled $445.3 million for the twelve months ended December 31, 2025, including working capital outflows of $(21.3) million and deferred turnaround expenditures of $(101.2)

million. Excluding these items, net cash provided by operations totaled $567.8 million for the twelve months ended December 31, 2025. Net cash provided by operations totaled $83.8 million for the twelve months ended December 31, 2024.
Net cash provided by operations totaled $93.8 million for the three months ended December 31, 2025, including working capital outflows of $(40.0) million and deferred turnaround expenditures of $(1.2) million. Excluding these items, net cash provided by operations totaled $135.0 million for the three months ended December 31, 2025. Net cash used in operations totaled $(15.5) million for the three months ended December 31, 2024.
Net cash used in investing activities totaled $(23.7) million and $(142.8) million for the three and twelve months ended December 31, 2025, respectively, compared to $(47.7) million and $(134.0) million for the three and twelve months ended December 31, 2024, respectively. Net cash used in investing activities for the three and twelve months ended December 31, 2025 includes $(27.5) million and $(148.9) million in capital expenditures, respectively.
Net cash used in financing activities totaled $(65.0) million and $(330.4) million for the three and twelve months ended December 31, 2025, respectively, compared to net cash provided by (used in) financing activities of $72.1 million and $(37.0) million for the three and twelve months ended December 31, 2024, respectively.
At December 31, 2025, Par Pacific’s cash balance totaled $164.1 million, gross term debt was $639.8 million, and total liquidity was $914.6 million. Net term debt was $475.7 million at December 31, 2025.
The Company repurchased $27.8 million of common stock at a weighted average price of $38.49 per share during the fourth quarter of 2025. In February 2026, the Company's Board of Directors authorized management to repurchase up to $250 million of common stock, with no specified end date. This replaces the prior authorization to repurchase up to $250 million of common stock.

Laramie Energy
During the three and twelve months ended December 31, 2025, we recorded equity earnings of $12.5 million and $23.3 million, respectively, for Laramie Energy LLC (“Laramie”). Laramie’s total net income was $23.7 million and $37.5 million for the three and twelve months ended December 31, 2025, respectively, compared to a net loss of $(11.3) million and $(15.5) million for the three and twelve months ended December 31, 2024, respectively.
Laramie’s total Adjusted EBITDAX was $21.3 million and $67.5 million for the three and twelve months ended December 31, 2025, respectively, compared to $11.0 million and $45.8 million for the three and twelve months ended December 31, 2024, respectively.
Laramie’s balance sheet position is strong with $39 million of cash and $160 million of debt at December 31, 2025. Laramie’s net 2025 production was 108 million cubic feet of gas equivalent per day (MMcfe/d). Approximately 73% of Laramie’s existing 2026 production is hedged at $3.46 per million British thermal unit (MMBtu).

Conference Call Information
A conference call is scheduled for Wednesday, February 25, 2026 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time). To access the call, please dial 1-833-974-2377 inside the U.S. or 1-412-317-5782 outside of the U.S. and ask for the Par Pacific call. Please dial in at least 10 minutes early to register. The webcast may be accessed online through the Company’s website at http://www.parpacific.com on the Investors page. A telephone replay will be available until March 11, 2026, and may be accessed by calling 1-855-669-9658 inside the U.S. or 1-412-317-0088 outside the U.S. and using the conference ID 5756285.

About Par Pacific
Par Pacific Holdings, Inc. (NYSE: PARR), headquartered in Houston, Texas, is a growing energy company providing both renewable and conventional fuels to the western United States. Par Pacific owns and operates 219,000 bpd of combined refining capacity across four locations in Hawaii, the Pacific Northwest and the Rockies, and an extensive energy infrastructure network, including 13 million barrels of storage, and marine, rail, rack, and pipeline assets. In addition, Par Pacific operates the Hele retail brand in Hawaii and the “nomnom” convenience store chain in the Pacific Northwest. Par Pacific also owns 46% of Laramie Energy, LLC, a natural gas production company with operations and assets concentrated in Western Colorado. More information is available at www.parpacific.com.

Forward-Looking Statements
This news release (and oral statements regarding the subject matter of this news release, including those made on the conference call and webcast announced herein) includes certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements include, without limitation, statements about: expected market conditions; anticipated free cash flows; anticipated refinery throughput; anticipated cost savings; anticipated capital expenditures, including major maintenance costs, and their effect on our financial and operating results, including earnings per share and free cash flow; anticipated retail sales volumes and on-island sales; the anticipated financial and operational results of Laramie Energy, LLC; the amount of our discounted net cash flows and the impact of our NOL carryforwards thereon; our ability to identify, acquire, and develop energy, related retailing, and infrastructure businesses; the timing and expected results of certain development projects, as well as the impact of such investments on our product mix and sales; the timing of renewable fuels production in Hawaii through the Hawaii Renewables, LLC joint venture as well as the commercial and other benefits anticipated from the joint venture; and other risks and uncertainties detailed in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any other documents that we file with the Securities and Exchange Commission. Additionally, forward-looking statements are subject to certain risks, trends, and uncertainties, such as changes to our financial condition and liquidity; the volatility of crude oil and refined product prices; the Russia-Ukraine war, Israel-Palestine conflict, Houthi attacks in the Red Sea, Iranian activities in the Strait of Hormuz and their potential impacts on global crude oil markets and our business; the impacts of tariffs; potential operating disruptions at our refineries resulting from unplanned maintenance events or natural disasters; environmental risks; changes in the labor market; and risks of political or regulatory changes. We cannot provide assurances that the assumptions upon which these forward-looking statements are based will prove to have been correct. Should any of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expressed or implied in any forward-looking statements, and investors are cautioned not to place undue reliance on these forward-looking statements, which are current only as of this date. We do not intend to update or revise any forward-looking statements made herein or any other forward-looking statements as a result of new information, future events, or otherwise. We further expressly disclaim any written or oral statements made by a third party regarding the subject matter of this news release.

Contact:
Ashimi Patel Vitter
VP, Investor Relations & Sustainability
(832) 916-3355
ir@parpacific.com

Condensed Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Revenues	$1,813,240	$1,832,221	$7,464,650	$7,974,457
Operating expenses
Cost of revenues (excluding depreciation)	1,503,286	1,678,273	6,109,822	7,101,148
Operating expense (excluding depreciation)	154,802	139,893	587,665	584,282
Depreciation and amortization	36,743	34,911	144,325	131,590
General and administrative expense (excluding depreciation)	26,317	21,522	98,450	108,844
Equity earnings from refining and logistics investments	(5,106)	941	(26,278)	(11,905)
Acquisition and integration costs	2,362	32	4,335	100
Par West redevelopment and other costs	1,596	3,500	14,793	12,548
Other operating loss (gain), net	(6,018)	108	(7,220)	222
Total operating expenses	1,713,982	1,879,180	6,925,892	7,926,829
Operating income (loss)	99,258	(46,959)	538,758	47,628
Other income (expense)
Interest expense and financing costs, net	(17,157)	(21,073)	(82,383)	(82,793)
Debt extinguishment and commitment costs	(1,122)	(270)	(1,147)	(1,688)
Other expense, net	(22)	(422)	(665)	(1,869)
Equity earnings (losses) from Laramie Energy, LLC	12,524	(3,163)	23,308	(296)
Total other expense, net	(5,777)	(24,928)	(60,887)	(86,646)
Income (loss) before income taxes	93,481	(71,887)	477,871	(39,018)
Income tax benefit (expense)	(18,084)	16,192	(110,783)	5,696
Net income (loss)	75,397	(55,695)	367,088	(33,322)
Less:
Net loss attributable to noncontrolling interest	(2,303)	—	(2,303)	—
Net income (loss) attributable to Par Pacific stockholders	$77,700	$(55,695)	$369,391	$(33,322)

Weighted-average shares outstanding
Basic	49,269	55,252	50,743	56,775
Diluted	50,720	55,252	51,591	56,775

Income (loss) per share
Basic	$1.58	$(1.01)	$7.28	$(0.59)
Diluted	$1.53	$(1.01)	$7.16	$(0.59)
Balance Sheet Data
(Unaudited)
(in thousands)

	December 31, 2025	December 31, 2024
Balance Sheet Data
Cash and cash equivalents	$164,113	$191,921
Working capital (1)	510,772	488,940
ABL Credit Facility	175,000	483,000
Term debt (2)	639,830	644,233
Total debt, including current portion	802,870	1,112,967
Total stockholders’ equity	1,511,540	1,191,302
______________________________________
(1)Working capital is calculated as (i) total current assets excluding cash and cash equivalents less (ii) total current liabilities excluding current portion of long-term debt. Total current assets include inventories stated at the lower of cost or net realizable value.
(2)Term debt includes the Term Loan Credit Agreement and other long-term debt.

Operating Statistics
The following table summarizes key operational data:

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Total Refining Segment
Feedstocks Throughput (Mbpd)	190.9	187.8	187.8	186.7
Refined product sales volume (Mbpd)	198.8	199.4	199.1	199.9

Adjusted Gross Margin per bbl ($/throughput bbl) (1)	$12.19	$5.35	$14.60	$9.05
SRE impact	—	—	2.96	—
Adjusted Gross Margin excluding SRE impact	12.19	5.35	11.64	9.05
Production costs per bbl ($/throughput bbl) (2)	7.00	6.59	6.92	6.94
D&A per bbl ($/throughput bbl)	1.51	1.42	1.52	1.33

Hawaii Refinery
Feedstocks Throughput (Mbpd)	87.1	83.3	84.1	81.1
Yield (% of total throughput)
Gasoline and gasoline blendstocks	28.0%	27.0%	27.8%	26.2%
Distillates	38.1%	41.1%	38.1%	38.9%
Fuel oils	30.7%	29.2%	29.9%	31.3%
Other products	(0.5)%	(0.2)%	1.0%	0.2%
Total yield	96.3%	97.1%	96.8%	96.6%

Refined product sales volume (Mbpd)	93.9	93.7	89.7	89.3

Adjusted Gross Margin per bbl ($/throughput bbl) (1)	$15.95	$7.36	$11.69	$9.34
SRE impact	—	—	—	—
Adjusted Gross Margin excluding SRE impact	15.95	7.36	11.69	9.34
Production costs per bbl ($/throughput bbl) (2)	4.15	4.42	4.43	4.58
D&A per bbl ($/throughput bbl)	0.28	0.32	0.26	0.43

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Montana Refinery
Feedstocks Throughput (Mbpd)	52.4	51.9	51.7	49.9
Yield (% of total throughput)
Gasoline and gasoline blendstocks	45.6%	43.9%	47.0%	48.0%
Distillates	35.8%	32.7%	32.9%	31.9%
Asphalt	12.4%	15.2%	11.2%	10.9%
Other products	1.4%	2.7%	3.2%	3.9%
Total yield	95.2%	94.5%	94.3%	94.7%

Refined product sales volume (Mbpd)	51.2	52.9	52.3	53.2

Adjusted Gross Margin per bbl ($/throughput bbl) (1)	$8.03	$3.70	$15.83	$11.37
SRE impact	—	—	3.05	—
Adjusted Gross Margin excluding SRE impact	8.03	3.70	12.78	11.37
Production costs per bbl ($/throughput bbl) (2)	11.74	10.48	11.11	12.42
D&A per bbl ($/throughput bbl)	2.70	2.26	2.56	1.83

Washington Refinery
Feedstocks Throughput (Mbpd)	37.0	39.0	38.7	38.2
Yield (% of total throughput)
Gasoline and gasoline blendstocks	23.2%	23.6%	23.2%	23.9%
Distillates	33.9%	34.6%	34.9%	34.5%
Asphalt	20.0%	19.4%	18.9%	18.8%
Other products	19.0%	19.3%	19.4%	19.3%
Total yield	96.1%	96.9%	96.4%	96.5%

Refined product sales volume (Mbpd)	36.0	37.9	40.5	39.2

Adjusted Gross Margin per bbl ($/throughput bbl) (1)	$8.32	$1.05	$13.69	$3.25
SRE impact	—	—	5.27	—
Adjusted Gross Margin excluding SRE impact	8.32	1.05	8.42	3.25
Production costs per bbl ($/throughput bbl) (2)	4.57	4.34	4.19	4.28
D&A per bbl ($/throughput bbl)	2.04	1.91	1.97	1.97

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Wyoming Refinery
Feedstocks Throughput (Mbpd)	14.4	13.6	13.3	17.5
Yield (% of total throughput)
Gasoline and gasoline blendstocks	49.7%	51.5%	46.6%	46.9%
Distillates	43.5%	43.1%	45.8%	47.1%
Fuel oils	2.8%	1.7%	3.4%	2.4%
Other products	2.1%	1.7%	2.2%	2.1%
Total yield	98.1%	98.0%	98.0%	98.5%

Refined product sales volume (Mbpd)	17.7	14.9	16.6	18.2

Adjusted Gross Margin per bbl ($/throughput bbl) (1)	$10.41	$11.11	$30.93	$13.73
SRE impact	—	—	14.52	—
Adjusted Gross Margin excluding SRE impact	10.41	11.11	16.41	13.73
Production costs per bbl ($/throughput bbl) (2)	13.27	11.49	14.24	8.10
D&A per bbl ($/throughput bbl)	3.26	3.55	4.18	2.71

Market Indices (average $ per barrel)
Hawaii Index (3)	$15.38	$5.52	$10.60	$7.21
Montana Index (4)	11.14	5.75	14.21	14.39
Washington Index (5)	8.60	(0.62)	11.29	4.13
Wyoming Index (6)	18.31	13.36	19.99	16.47
Combined Index (7)	13.13	4.88	12.40	9.37

Market Cracks (average $ per barrel)
Singapore 3.1.2 Product Crack (3)	$21.43	$11.69	$16.13	$13.36
Montana 6.3.2.1 Product Crack (4)	21.18	15.31	24.49	21.59
Washington 3.1.1.1 Product Crack (5)	17.03	8.29	19.93	12.11
Wyoming 2.1.1 Product Crack (6)	20.83	16.00	21.89	18.48

Crude Oil Prices (average $ per barrel) (8)
Brent	$63.08	$74.01	$68.19	$79.86
WTI	59.14	70.32	64.73	75.76
ANS (-) Brent	1.57	1.00	2.64	1.55
Bakken Guernsey (-) WTI	0.04	(1.22)	(1.07)	(1.26)
Bakken Williston (-) WTI	(2.57)	(2.54)	(2.52)	(2.45)
WCS Hardisty (-) WTI	(12.07)	(12.27)	(11.34)	(13.90)
MSW (-) WTI	(4.06)	(3.68)	(3.55)	(4.03)
Syncrude (-) WTI	(1.13)	(0.42)	(0.14)	0.18
Brent M1-M3	0.68	0.74	1.14	1.10

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Retail Segment
Retail sales volumes (thousands of gallons)	30,813	30,287	122,847	121,473
________________________________________
(1)We calculate Adjusted Gross Margin per barrel by dividing Adjusted Gross Margin by total refining throughput. Adjusted Gross Margin for our Washington refinery is determined under the last-in, first-out (“LIFO”) inventory costing method. Adjusted Gross Margin for our other refineries is determined under the first-in, first-out (“FIFO”) inventory costing method. Total Refining Segment Adjusted Gross Margin per barrel is presented net of intercompany profit in inventory per barrel, which represents margin on intercompany sales where the inventory remains on our consolidated balance sheet at period end. Intercompany profit in inventory per barrel for the years ended December 31, 2025, 2024, and 2023 was immaterial. Intercompany profit in inventory per barrel for the three months ended December 31, 2025 was ($0.32). For the year ended December 31, 2025, Adjusted Gross Margin per barrel includes the SRE impact related to the 2019 through 2024 compliance years.
(2)Management uses production costs per barrel to evaluate performance and compare efficiency to other companies in the industry. There are a variety of ways to calculate production costs per barrel; different companies within the industry calculate it in different ways. We calculate production costs per barrel by dividing all direct production costs, which include the costs to run the refineries, including personnel costs, repair and maintenance costs, insurance, utilities, and other miscellaneous costs, by total refining throughput. Our production costs are included in Operating expense (excluding depreciation) on our consolidated statements of operations, which also includes costs related to our bulk marketing operations and severance costs.
(3)Beginning in 2025, we established the Hawaii Index as a new benchmark for our Hawaii operations. We believe the Hawaii Index, which incorporates market cracks and landed crude differentials, better reflects the key drivers impacting our Hawaii refinery’s financial performance compared to prior reported market indices. The Hawaii Index is calculated as the Singapore 3.1.2 Product Crack, or one part gasoline (RON 92) and two parts distillates (Sing Jet & Sing gasoil) as created from a barrel of Brent crude oil, less the Par Hawaii Refining, LLC (“PHR”) crude differential.
(4)Beginning in 2025, we established the Montana Index as a new benchmark for our Montana refinery. We believe the Montana Index, which incorporates local market cracks, regional crude oil prices, and management’s estimates for other costs of sales, better reflects the key drivers impacting our Montana refinery’s financial performance compared to prior reported market indices. Beginning in 2025, market cracks have been updated to reflect local market product pricing, which better reflects our Montana refinery’s refined product sales price compared to prior reported market indices. The Montana Index is calculated as the Montana 6.3.2.1 Product Crack less Montana crude costs, less other costs of sales, including inflation-adjusted product delivery costs, yield loss expense, taxes and tariffs, and product discounts. The Montana 6.3.2.1 Product Crack is calculated by taking three parts gasoline (Billings E10 and Spokane E10), two parts distillate (Billings ULSD and Spokane ULSD), and one part asphalt (Rocky Mountain Rail Asphalt) as created from a barrel of WTI crude oil, less 100% of the RVO cost for gasoline and ULSD. Asphalt pricing is lagged by one month. The Montana crude cost is calculated as 60% WCS differential to WTI, 20% MSW differential to WTI, and 20% Syncrude differential to WTI. The Montana crude cost is lagged by three months and includes an inflation-adjusted crude delivery cost. Other costs of sales and crude delivery costs are based on historical averages and management’s estimates.
(5)Beginning in 2025, we established the Washington Index as a new benchmark for our Washington refinery. We believe the Washington Index, which incorporates local market cracks, regional crude oil prices, and management’s estimates for other costs of sales, better reflects the key drivers impacting our Washington refinery’s financial performance compared to prior reported market indices. Beginning in 2025, market cracks have been updated to reflect local market product pricing, which better reflects our Washington refinery’s refined product sales price compared to prior reported market indices. The Washington Index is calculated as the Washington 3.1.1.1 Product Crack, less Washington crude costs, less other costs of sales, including inflation-adjusted product delivery costs, yield loss expense and state and local taxes. The Washington 3.1.1.1 Product Crack is calculated by taking one part gasoline (Tacoma E10), one part distillate (Tacoma ULSD) and one part secondary products (USGC VGO and Rocky Mountain Rail Asphalt) as created from a barrel of WTI crude oil, less 100% of the RVO cost for gasoline and ULSD. Asphalt pricing is lagged by one month. The Washington crude cost is calculated as 67% Bakken Williston differential to WTI and 33% WCS Hardisty differential to WTI. The Washington crude cost is lagged by one month and includes an inflation-adjusted crude delivery cost. Other costs of sales and crude delivery costs are based on historical averages and management’s estimates.
(6)Beginning in 2025, we established the Wyoming Index as a new benchmark for our Wyoming refinery. We believe the Wyoming Index, which incorporates local market cracks, regional crude oil prices, and management’s estimates for other costs of sales, better reflects the key drivers impacting our Wyoming refinery’s financial performance compared to prior reported market indices. Beginning in 2025, market cracks have also been updated to reflect local market product pricing, which better reflects our Wyoming refinery’s refined product sales price compared to prior reported market indices. The Wyoming Index is calculated as the Wyoming 2.1.1 Product Crack, less Wyoming crude costs, less other cost of sales, including inflation adjusted product delivery costs and yield loss expense, based on historical averages and management’s estimates. The Wyoming 2.1.1 Product Crack is calculated by taking one part gasoline (Rockies gasoline) and one part distillate (USGC ULSD and USGC Jet) as created from a barrel of WTI crude oil, less 100% of the RVO cost for gasoline and ULSD. The Wyoming crude cost is calculated as the Bakken Guernsey differential to WTI on a one-month lag.
(7)Beginning in 2025, we established the Combined Index as a new benchmark for our refining segment. The Combined Index provides a wholistic view of key drivers impacting our refining segment’s financial performance and is calculated as the throughput-weighted average of each regional index for periods under our ownership.
(8)Beginning in 2025, crude oil prices have been updated and expanded to reflect regional differentials to Brent and WTI, which better reflect our refineries’ feedstock costs compared to prior crude oil pricing.
Non-GAAP Performance Measures
Management uses certain financial measures and forecasts to evaluate our operating performance and allocate resources that are considered non-GAAP financial measures. The chief operating decision-maker (“CODM”) is the Chief Executive Officer (“CEO”), who uses certain non-GAAP financial measures and forecasts to allocate resources and evaluate our operating performance. These measures should not be considered in isolation or as substitutes or alternatives to their most directly comparable GAAP financial measures or any other measure of financial performance or liquidity presented in accordance with GAAP. These non-GAAP measures may not be comparable to similarly titled measures used by other companies since each company may define these terms differently.
We believe Adjusted Gross Margin (as defined below) provides useful information to investors because it eliminates the gross impact of volatile commodity prices and adjusts for certain non-cash items and timing differences created by our inventory financing agreements and lower of cost and net realizable value adjustments to demonstrate the earnings potential of the business before other fixed and variable costs, which are reported separately in Operating expense (excluding depreciation) and Depreciation and amortization. Operating expense includes certain shared costs such as finance, accounting, tax, human resources, information technology, and legal costs that are not directly attributable to specific operating segments. The criteria used to determine the allocation of these expenses generally reflect the time and resources required to provide the applicable service to other internal stakeholders. Remaining expenses are included in the reconciliation of reportable segment Adjusted EBITDA to consolidated pre-tax income (loss) as unallocated corporate general and administrative expenses.
Management, including the CODM, uses Adjusted Gross Margin per barrel to evaluate operating performance and compare profitability to other companies in the industry and to industry benchmarks. We believe Adjusted Net Income (Loss) attributable to Par Pacific stockholders, Adjusted EBITDA (as defined below) and Adjusted EBITDA by segment (as defined below) are useful supplemental financial measures that allow management and investors to assess the financial performance of our assets without regard to financing methods, capital structure, or historical cost basis, the ability of our assets to generate cash to pay interest on our indebtedness, and our operating performance and return on invested capital as compared to other companies without regard to financing methods and capital structure.
Beginning with financial results reported for the first quarter of 2024, Adjusted Net Income (Loss) attributable to Par Pacific stockholders also excludes other non-operating income and expenses. This modification improves comparability between periods by excluding income and expenses resulting from non-operating activities.
Effective as of the fourth quarter of 2024, we have modified our definition of Adjusted Gross Margin, Adjusted Net Income (Loss) attributable to Par Pacific stockholders and Adjusted EBITDA to align the accounting treatment for deferred turnaround costs from our refining and logistics investments with our accounting policy. Under this approach, we exclude our share of their turnaround expenses, which are recorded as period costs in their financial statements, and instead defer and amortize these costs on a straight-line basis over the period estimated until the next planned turnaround. This modification enhances consistency and comparability across reporting periods.
Beginning with the financial results reported for the fourth quarter of 2025, Adjusted Net Income (Loss) attributable to Par Pacific stockholders excludes the portion of non-GAAP adjustments associated with the noncontrolling interest in our joint venture established on October 21, 2025. Adjusted Net Income (Loss) attributable to Par Pacific stockholders and Adjusted EBITDA by segment also excludes other operating gains and losses (which primarily includes the impacts of the noncash remeasurement of our environmental liabilities). This modification improves comparability between periods by excluding non-cash gains and losses that do not reflect ongoing underlying business operations.

Beginning with the financial results reported for the fourth quarter of 2025, Adjusted EBITDA includes the Adjusted Net Loss attributable to noncontrolling interests associated with our joint venture established on October 21, 2025.
Adjusted Gross Margin
Adjusted Gross Margin is defined as Operating income (loss) excluding:

•	operating expense (excluding depreciation);
•	depreciation and amortization (“D&A”);
•	Par’s portion of interest, taxes, and D&A expense from refining and logistics investments;
•	impairment expense;
•	other operating (gain) loss, net (which primarily includes the impacts of the noncash remeasurement of our environmental liabilities);
•	Par's portion of accounting policy differences from refining and logistics investments;
•	inventory valuation adjustment (which adjusts for timing differences to reflect the economics of our inventory financing agreements, including lower of cost or net realizable value adjustments, the impact of the embedded derivative repurchase or terminal obligations, hedge losses (gains) associated with our Washington ending inventory and intermediation obligation, purchase price allocation adjustments, and LIFO layer increment and decrement impacts associated with our Washington inventory);
•	Environmental obligation mark-to-market adjustment (which represents the mark-to-market losses (gains) associated with our net RINs liability and net obligation associated with the Washington Climate Commitment Act ("Washington CCA") and Clean Fuel Standard); and
•	unrealized loss (gain) on derivatives.
The following tables present a reconciliation of Adjusted Gross Margin to the most directly comparable GAAP financial measure, operating income (loss), on a historical basis, for selected segments, for the periods indicated (in thousands):

Three months ended December 31, 2025	Refining	Logistics	Retail
Operating Income	$89,664	$21,741	$18,859
Operating expense (excluding depreciation)	126,599	6,632	21,571
Depreciation, depletion, and amortization	26,473	6,598	2,818
Par’s portion of interest, taxes, and depreciation and amortization expense from refining and logistics investments	1,051	1,205	—
Inventory valuation adjustment	(23,677)	—	—
Environmental obligation mark-to-market adjustments	(14,312)	—	—
Unrealized loss on derivatives	15,238	—	—
Par's portion of accounting policy differences from refining and logistics investments	(526)	—	—
Other operating loss (gain), net	(6,346)	(1)	320
Adjusted Gross Margin (1)	$214,164	$36,175	$43,568

Three months ended December 31, 2024	Refining	Logistics	Retail
Operating Income (Loss)	$(65,399)	$24,772	$19,477
Operating expense (excluding depreciation)	114,706	3,829	21,358
Depreciation, depletion, and amortization	24,524	7,140	2,566
Par’s portion of interest, taxes, and depreciation and amortization expense from refining and logistics investments	456	1,101	—
Inventory valuation adjustment	5,929	—	—
Environmental obligation mark-to-market adjustments	(937)	—	—
Unrealized loss on derivatives	9,220	—	—
Par's portion of accounting policy differences from refining and logistics investments	3,856	—	—
Other operating loss, net	8	—	—
Adjusted Gross Margin (1)	$92,363	$36,842	$43,401

Year ended December 31, 2025	Refining	Logistics	Retail
Operating Income	$487,032	$97,558	$74,706
Operating expense (excluding depreciation)	481,597	21,478	84,590
Depreciation, depletion, and amortization	104,385	26,040	10,791
Par’s portion of interest, taxes, and depreciation and amortization expense from refining and logistics investments	4,485	3,954	—
Inventory valuation adjustment	(27,200)	—	—
Environmental obligation mark-to-market adjustments	(14,360)	—	—
Unrealized gain on derivatives	(26,664)	—	—
Par's portion of accounting policy differences from refining and logistics investments	(2,523)	—	—
Other operating loss (gain), net	(6,165)	(1,419)	355
Adjusted Gross Margin (1)	$1,000,587	$147,611	$170,442

Year ended December 31, 2024	Refining	Logistics	Retail
Operating Income	$17,412	$89,351	$64,800
Operating expense (excluding depreciation)	479,737	15,676	88,869
Depreciation, depletion, and amortization	91,108	27,033	11,037
Par’s portion of interest, taxes, and depreciation and amortization expense from refining and logistics investments	2,493	3,651	—
Inventory valuation adjustment	(490)	—	—
Environmental obligation mark-to-market adjustments	(19,136)	—	—
Unrealized loss on derivatives	43,281	—	—
Par's portion of accounting policy differences from refining and logistics investments	3,856	—	—
Other operating loss (gain), net	8	124	(10)
Adjusted Gross Margin (1)	$618,269	$135,835	$164,696
________________________________________
(1)For the three months and years ended December 31, 2025 and 2024, there was no impairment expense in Operating income.

Adjusted Net Income (Loss) Attributable to Par Pacific Stockholders and Adjusted EBITDA
Adjusted Net Income (Loss) attributable to Par Pacific stockholders is defined as Net income (loss) attributable to Par Pacific stockholders excluding:

•
inventory valuation adjustment (which adjusts for timing differences to reflect the economics of our inventory financing agreements, including lower of cost or net realizable value adjustments, the impact of the embedded derivative repurchase or terminal obligations, hedge losses (gains) associated with our Washington ending inventory and intermediation obligation, purchase price allocation adjustments, and LIFO layer increment and decrement impacts associated with our Washington inventory);

•
Environmental obligation mark-to-market adjustments (which represents the mark-to-market losses (gains) associated with our net RINs liability and net obligation associated with the Washington CCA and Clean Fuel Standard);

•	unrealized (gain) loss on derivatives;
•	acquisition and integration costs;
•	redevelopment and other costs related to Par West;
•	debt extinguishment and commitment costs;
•	increase in (release of) tax valuation allowance and other deferred tax items;
•	changes in the value of contingent consideration and common stock warrants;
•	severance costs and other non-operating expense (income);
•	impairment expense;
•	impairment expense associated with our investment in Laramie Energy;
•	Par’s share of equity (earnings) losses from Laramie Energy, LLC, excluding cash distributions;
•	Par's portion of accounting policy differences from refining and logistics investments;
•	other operating (gain) loss, net (which primarily includes the impacts of the noncash remeasurement of our environmental liabilities); and
•	noncontrolling interest impact of non GAAP adjustments.
Adjusted EBITDA is defined as Adjusted Net Income (Loss) attributable to Par Pacific stockholders plus Adjusted Net Loss attributable to noncontrolling interests excluding:

•	D&A;
•	interest expense and financing costs, net, excluding unrealized interest rate derivative loss (gain);
•	cash distributions from Laramie Energy, LLC to Par;
•	Par's portion of interest, taxes, and D&A expense from refining and logistics investments; and
•	income tax expense (benefit) excluding the increase in (release of) tax valuation allowance.
The following table presents a reconciliation of Adjusted Net Income (Loss) attributable to Par Pacific stockholders and Adjusted EBITDA to the most directly comparable GAAP financial measure, Net income (loss) attributable to Par Pacific stockholders, on a historical basis for the periods indicated (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Net income (loss) attributable to Par Pacific stockholders	$77,700	$(55,695)	$369,391	$(33,322)
Inventory valuation adjustment	(23,677)	5,929	(27,200)	(490)
Environmental obligation mark-to-market adjustments	(14,312)	(937)	(14,360)	(19,136)
Unrealized loss (gain) on derivatives	15,054	8,729	(26,309)	42,485
Acquisition and integration costs	2,362	32	4,335	100
Par West redevelopment and other costs	1,596	3,500	14,793	12,548
Debt extinguishment and commitment costs	1,122	270	1,147	1,688
Changes in valuation allowance and other deferred tax items (1)	19,155	(12,553)	100,422	(3,315)
Severance costs and other non-operating expense (2)	162	154	1,498	14,802
Equity (earnings) losses from Laramie Energy, LLC, excluding cash distributions	(12,524)	3,163	(23,308)	1,781
Par's portion of accounting policy differences from refining and logistics investments	(526)	3,856	(2,523)	3,856
Other operating loss (gain), net	(6,018)	108	(7,220)	222
Noncontrolling interest impact of non-GAAP adjustments	(573)	—	(573)	—
Adjusted Net Income (Loss) attributable to Par Pacific stockholders (3)	59,521	(43,444)	390,093	21,219
Adjusted Net Loss attributable to noncontrolling interests	(1,730)	—	(1,730)	—
Depreciation, depletion, and amortization	36,743	34,911	144,325	131,590
Interest expense and financing costs, net, excluding unrealized interest rate derivative loss (gain)	17,341	21,564	82,028	83,589
Laramie Energy, LLC cash distributions to Par	—	—	—	(1,485)
Par's portion of interest, taxes, and depreciation and amortization expense from refining and logistics investments	2,256	1,557	8,439	6,144
Income tax expense (benefit)	(1,071)	(3,639)	10,361	(2,381)
Adjusted EBITDA (3)	$113,060	$10,949	$633,516	$238,676
___________________________________
(1)For the three months and year ended December 31, 2025, we recognized a non-cash deferred tax expense of $19.2 million and $100.4 million, respectively, driven by an increase in our 2025 taxable income. For the three months and year ended December 31, 2024, we recognized a non-cash deferred tax benefit of $12.6 million and $3.3 million, respectively.
(2)For the years ended December 31, 2025 and 2024, we incurred $0.8 million and $13.1 million of stock-based compensation expenses associated with equity awards modifications, respectively. For the year ended December 31, 2024, we incurred $0.8 million for a legal settlement unrelated to current operating activities.
(3)For the three months and years ended December 31, 2025 and 2024, there was no change in value of contingent consideration, change in value of common stock warrants, impairment expense, impairments associated with our investment in Laramie Energy, or our share of Laramie Energy’s asset impairment losses in excess of our basis difference. Please read the Non-GAAP Performance Measures discussion above for information regarding changes to the components of Adjusted Net Income (Loss) attributable to Par Pacific stockholders and Adjusted EBITDA made during the reporting periods.

The following table sets forth the computation of basic and diluted Adjusted Net Income (Loss) attributable to Par Pacific stockholders per share (in thousands, except per share amounts):

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Adjusted Net Income (Loss) attributable to Par Pacific stockholders	$59,521	$(43,444)	$390,093	$21,219

Numerator for diluted income (loss) per common share	$59,521	$(43,444)	$390,093	$21,219

Basic weighted-average common shares outstanding	49,269	55,252	50,743	56,775
Add dilutive effects of common stock equivalents (1)	1,451	—	848	657
Diluted weighted-average common shares outstanding	50,720	55,252	51,591	57,432

Basic Adjusted Net Income (Loss) per common share	$1.21	$(0.79)	$7.69	$0.37
Diluted Adjusted Net Income (Loss) per common share	$1.17	$(0.79)	$7.56	$0.37
________________________________________
(1)Entities with a net loss from continuing operations are prohibited from including potential common shares in the computation of diluted per share amounts. We have utilized the basic shares outstanding to calculate both basic and diluted Adjusted Net Loss per common share for the three months ended December 31, 2024.

Adjusted EBITDA by Segment
Adjusted EBITDA by segment is defined as Operating income (loss) excluding:

•	D&A;
•	inventory valuation adjustment (which adjusts for timing differences to reflect the economics of our inventory financing agreements, including lower of cost or net realizable value adjustments, the impact of the embedded derivative repurchase or terminal obligations, hedge losses (gains) associated with our Washington ending inventory and intermediation obligation, purchase price allocation adjustments, and LIFO layer increment and decrement impacts associated with our Washington inventory);
•
Environmental obligation mark-to-market adjustments (which represents the mark-to-market losses (gains) associated with our net RINs liability and net obligation associated with the Washington CCA and Clean Fuel Standard);

•	unrealized (gain) loss on derivatives;
•	acquisition and integration costs;
•	redevelopment and other costs related to Par West;
•	severance costs and other non-operating expense (income);
•	other operating loss (gain), net (which primarily includes the impacts of the noncash remeasurement of our environmental liabilities);
•	impairment expense;
•	Par's portion of interest, taxes, and D&A expense from refining and logistics investments; and
•	Par's portion of accounting policy differences from refining and logistics investments.
Adjusted EBITDA by segment also includes Gain on curtailment of pension obligation and Other income (loss), net, which are presented below operating income (loss) on our condensed consolidated statements of operations.

The following table presents a reconciliation of Adjusted EBITDA by segment to the most directly comparable GAAP financial measure, operating income (loss) by segment, on a historical basis, for selected segments, for the periods indicated (in thousands):

Three Months Ended December 31, 2025	Refining	Logistics	Retail	Corporate and Other
Operating income (loss) by segment	$89,664	$21,741	$18,859	$(31,006)
Depreciation, depletion and amortization	26,473	6,598	2,818	854
Inventory valuation adjustment	(23,677)	—	—	—
Environmental obligation mark-to-market adjustments	(14,312)	—	—	—
Unrealized loss on commodity derivatives	15,238	—	—	—
Acquisition and integration costs	—	—	—	2,362
Par West redevelopment and other costs	—	—	—	1,596
Severance costs and other non-operating expense	—	13	—	149
Par's portion of accounting policy differences from refining and logistics investments	(526)	—	—	—
Other operating loss (gain), net	(6,346)	(1)	320	9
Par's portion of interest, taxes, and depreciation and amortization expense from refining and logistics investments	1,051	1,205	—	—
Other loss, net	—	—	—	(22)
Adjusted EBITDA (1)	$87,565	$29,556	$21,997	$(26,058)

Three Months Ended December 31, 2024	Refining	Logistics	Retail	Corporate and Other
Operating income (loss) by segment	$(65,399)	$24,772	$19,477	$(25,809)
Depreciation, depletion and amortization	24,524	7,140	2,566	681
Inventory valuation adjustment	5,929	—	—	—
Environmental obligation mark-to-market adjustments	(937)	—	—	—
Unrealized loss on derivatives	9,220	—	—	—
Acquisition and integration costs	—	—	—	32
Par West redevelopment and other costs	—	—	—	3,500
Severance costs and other non-operating expense	—	—	154	—
Par's portion of accounting policy differences from refining and logistics investments	3,856	—	—	—
Other operating loss, net	8	—	—	100
Par's portion of interest, taxes, and depreciation and amortization expense from refining and logistics investments	456	1,101	—	—
Other loss, net	—	—	—	(422)
Adjusted EBITDA (1)	$(22,343)	$33,013	$22,197	$(21,918)

Year ended December 31, 2025	Refining	Logistics	Retail	Corporate and Other
Operating income (loss) by segment	$487,032	$97,558	$74,706	$(120,538)
Depreciation, depletion and amortization	104,385	26,040	10,791	3,109
Inventory valuation adjustment	(27,200)	—	—	—
Environmental obligation mark-to-market adjustments	(14,360)	—	—	—
Unrealized gain on derivatives	(26,664)	—	—	—
Acquisition and integration costs	—	—	—	4,335
Par West redevelopment and other costs	—	—	—	14,793
Severance costs and other non-operating expense	259	206	44	989
Par's portion of accounting policy differences from refining and logistics investments	(2,523)	—	—	—
Other operating loss (gain), net	(6,165)	(1,419)	355	9
Par's portion of interest, taxes, and depreciation and amortization expense from refining and logistics investments	4,485	3,954	—	—
Other loss, net	—	—	—	(665)
Adjusted EBITDA (1)	$519,249	$126,339	$85,896	$(97,968)

Year ended December 31, 2024	Refining	Logistics	Retail	Corporate and Other
Operating income (loss) by segment	$17,412	$89,351	$64,800	$(123,935)
Depreciation, depletion and amortization	91,108	27,033	11,037	2,412
Inventory valuation adjustment	(490)	—	—	—
Environmental obligation mark-to-market adjustments	(19,136)	—	—	—
Unrealized loss on derivatives	43,281	—	—	—
Acquisition and integration costs	—	—	—	100
Par West redevelopment and other costs	—	—	—	12,548
Severance costs and other non-operating expense	642	—	154	14,006
Par's portion of accounting policy differences from refining and logistics investments	3,856	—	—	—
Other operating loss (gain), net	8	124	(10)	100
Par's portion of interest, taxes, and depreciation and amortization expense from refining and logistics investments	2,493	3,651	—	—
Other loss, net	—	—	—	(1,869)
Adjusted EBITDA (1)	$139,174	$120,159	$75,981	$(96,638)
________________________________________
(1)For the three months and years ended December 31, 2025 and 2024, there was no change in value of contingent consideration, change in value of common stock warrants, impairment expense, impairments associated with our investment in Laramie Energy, or our share of Laramie Energy’s asset impairment losses in excess of our basis difference.

Laramie Energy Adjusted EBITDAX
Adjusted EBITDAX is defined as net income (loss) excluding commodity derivative (income) loss, gain (loss) on settled derivative instruments, interest expense (income) and loan fees, gain on extinguishment of debt, non-cash preferred dividend, depreciation, depletion, amortization, and accretion, bonus accrual, equity-based compensation expense, phantom units, expired acreage (non-cash), and other non-operating expenses. We believe Adjusted EBITDAX is a useful supplemental financial measure to evaluate the economic and operational performance of exploration and production companies such as Laramie Energy.
The following table presents a reconciliation of Laramie Energy’s Adjusted EBITDAX to the most directly comparable GAAP financial measure, net income (loss) for the periods indicated (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Net income (loss)	$23,715	$(11,250)	$37,499	$(15,546)
Commodity derivative (income) loss	(18,586)	4,766	(29,824)	(11,055)
Gain on settled derivative instruments	3,018	389	8,994	14,609
Interest expense and loan fees	4,872	4,845	19,101	20,628
Depreciation, depletion, amortization, and accretion	9,062	8,158	32,583	32,841
Phantom units	(2,016)	3,328	(2,262)	2,825
Expired acreage (non-cash)	493	770	977	1,492
Other non-operating expenses	696	—	438	(8)
Total Adjusted EBITDAX (1)	$21,254	$11,006	$67,506	$45,786
________________________________________
(1)For the three months and years ended December 31, 2025 and 2024, there was no gain on extinguishment of debt, non-cash preferred dividend, bonus accrual, or equity-based compensation expense.